EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Collegiate Pacific Warrant Holders Convert

DALLAS—(BUSINESS WIRE)—Jan. 27, 2004—Collegiate Pacific (Amex: BOO) today announced an update of the receipt of new capital from the exercise of its outstanding, publicly traded warrants.

The Company stated that it has now received approximately $9.2 million of new capital from the exercise of approximately 1.83 million warrants. There remains outstanding 2.4 million warrants with a conversion price of $5 per share. The warrants are traded on the American Stock Exchange and expire in May 2005. If all remaining warrants are exercised the Company will receive an additional $12 million.

In discussing the warrants and new capital, Michael Blumenfeld, CEO, stated “The receipt of new funds is being put to work as quickly as possible internally and externally via acquisitions. We have recently closed the transaction with Tomark Sports and are moving to complete the due diligence with Kessler Sports. We maintain an active list of new targets that we believe would be accretive to our operations.”

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 4,500 products to 65,000 existing customers.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others, how much the Company may receive from the exercise of outstanding stock options and warrants, if anything, whether or not the Company consummates its deal with Kesslers Team Sports and the ability to obtain and retain key executives and employees. We disclaim any obligation to update these forward-looking statements.

     CONTACT: Mike Blumenfeld at 972 243 8100

     SOURCE: Collegiate Pacific